Exhibit 99.1

1600 West Merit Parkway • South Jordan, UT  84095

Telephone:  801-253-1600 • Fax:  801-253-1688

PRESSRELEASE

FOR IMMEDIATE RELEASE

Date:                                                                  October 7, 2013

Contact:                                                Anne-Marie Wright, Vice President, Corporate Communications

Phone:                                                         (801) 208-4167  e-mail: awright@merit.com  Fax: (801) 253-1688

MERIT MEDICAL ACQUIRES

PRESSURE-ASSISTED HEMOSTATIC DEVICES

FROM DATASCOPE CORP.

SOUTH JORDAN, UTAH— Merit Medical Systems, Inc. (NASDAQ: MMSI), a leading manufacturer and marketer of proprietary disposable devices used primarily in cardiology, radiology and endoscopy, today announced that it has acquired from Datascope Corp. the SAFEGUARD® Pressure Assisted Device, which assists in obtaining and maintaining hemostatis after a femoral procedure, and the AIR-BAND™ Radial Compression Device, which is indicated to assist hemostasis of the radial artery puncture site while maintaining visibility.

Both products have FDA and CE clearance.  The SAFEGUARD currently generates approximately $7 million of revenue, and the AIR-BAND has not yet been formally launched.

Financing for the transaction was provided by Wells Fargo Bank with an expansion of Merit’s existing credit facility by $40 million.  The expanded line will provide funds for the transaction as well as additional working capital.

“A major initiative for Merit is in the area of radial procedures, which are growing rapidly in the United States due to lower costs, improved mobility and shorter hospital stays,” said Fred P. Lampropoulos, Merit’s Chairman and CEO.  “In many areas of the world, including Scandinavia, France, Japan and Canada, radial procedures often account for more than 50% of overall procedures.  We believe that the United States could very well achieve those levels over the next several years.”

“Merit has focused on building a complete line of products for the radial approach, including catheters with specific shapes and uniquely designed sheaths,” Lampropoulos continued.  “We also have several new products in various stages of design and development.”

“We plan to introduce the AIR-BAND at the upcoming VIVA and TCT conferences,” Lampropoulos added.  “We believe the product line, which is covered by a substantial patent portfolio, is a perfect fit for Merit and fills a gap that existed in our product offering.”

CONFERENCE CALL

Merit will host a conference call to further discuss the details of this acquisition and the acquisition of the assets of Radial Assist today, October 7, 2013, at 4:00 p.m. Eastern (3:00 p.m. Central, 2:00 p.m. Mountain, and 1:00 p.m. Pacific).  The domestic phone number is (877) 941-9205 and the international number is (480) 629-9771.  A live webcast as well as a rebroadcast of the conference call can be accessed through the Investors page at www.merit.com or through the webcasts tab at www.fulldisclosure.com.

ABOUT MERIT

Founded in 1987, Merit Medical Systems, Inc. is engaged in the development, manufacture and distribution of proprietary disposable medical devices used in interventional and diagnostic procedures, particularly in cardiology, radiology and endoscopy.  Merit serves client hospitals worldwide with a domestic and international sales force totaling approximately 200 individuals. Merit employs approximately 2,850 people worldwide with facilities in Salt Lake City and South Jordan, Utah; Angleton, Texas; Richmond, Virginia; Maastricht and Venlo, The Netherlands; Paris, France; Galway, Ireland; Beijing, China; Copenhagen, Denmark; and Rockland, Massachusetts.

Statements contained in this release which are not purely historical, including, without limitation, statements regarding Merit’s forecasted revenues, net income, financial results or anticipated acquisitions, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and are

subject to risks and uncertainties such as those described in Merit’s Annual Report on Form 10-K for the year ended December 31, 2012. Such risks and uncertainties include risks relating to Merit’s potential inability to successfully manage growth through acquisitions, including the inability to commercialize technology acquired through recent, proposed or future transactions; product recalls and product liability claims; expenditures relating to research, development, testing and regulatory approval or clearance of Merit’s products and risks that such products may not be developed successfully or approved for commercial use; greater governmental scrutiny and regulation of the medical device industry; reforms to the 510(k) process administered by the U.S. Food and Drug Administration; compliance with governmental regulations and administrative procedures; potential restrictions on Merit’s liquidity or its ability to operate its business by its current debt agreements; possible infringement of Merit’s technology or the assertion that Merit’s technology infringes the rights of other parties; the potential of fines, penalties, or other adverse consequences if Merit’s employees or agents violate the U.S. Foreign Corrupt Practices Act or other laws and regulations; laws targeting fraud and abuse in the healthcare industry; potential for significant adverse changes in, or failure to comply with, governing regulations; the effect of changes in tax laws and regulations in the United States or other countries; increases in the price of commodity components; negative changes in economic and industry conditions in the United States and other countries; termination or interruption of relationships with Merit’s suppliers, or failure of such suppliers to perform; fluctuations in Euro and GBP exchange rates; Merit’s need to generate sufficient cash flow to fund its debt obligations, capital expenditures, and ongoing operations; concentration of Merit’s revenues among a few products and procedures; development of new products and technology that could render Merit’s existing products obsolete; market acceptance of new products; volatility in the market price of Merit’s common stock; modification or limitation of governmental or private insurance reimbursement policies; changes in health care markets related to health care reform initiatives; failure to comply with applicable environmental laws; changes in key personnel; work stoppage or transportation risks; uncertainties associated with potential healthcare policy changes which may have a material adverse effect on Merit; introduction of products in a timely fashion; price and product competition; availability of labor and materials; cost increases; fluctuations in and obsolescence of inventory; and other factors referred to in Merit’s Annual Report on Form 10-K for the year ended December 31, 2012 and other materials filed with the Securities and Exchange Commission. All subsequent forward-looking statements attributable to Merit or persons acting on its behalf are expressly qualified in their entirety by these cautionary statements. Actual results will differ, and may differ materially, from anticipated results. Financial estimates are subject to change and are not intended to be relied upon as predictions of future operating results, and Merit assumes no obligation to update or disclose revisions to those estimates.

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